                                                                    Exhibit 12.2

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                          ($000s, except for ratios)


                                                       Nine Months
                                                          Ended                      Year Ended December 31
                                                      September 30,  -----------------------------------------------------
                                                          1995        1994       1993        1992      1991          1990
                                                      -------------  -------    -------     -------   -------      -------
Ratio of Earnings to Combined Fixed
  Charges and Preferred Dividends

Net income                                               $ 2,000     $ 7,364    $38,102     $39,688   $20,850      $17,494
Income taxes                                                 677       4,160     17,529      18,757    11,933       10,362
                                                         -------     -------    -------     -------   -------      -------
Pre-tax income                                             2,677      11,524     55,631      58,445    32,783       27,856
                                                         -------     -------    -------     -------   -------      -------

Add:
  Interest expense on indebtedness                        27,708      31,916     12,972      10,449    13,022        4,322
  Amortization of debt expense                             1,115       1,244
  Portion of rents representative of
    the interest factor                                      376         354      1,218         558        85          162
                                                         -------     -------    -------     -------   -------      -------
Total fixed charges                                       29,199      33,514     14,190      11,007    13,107        4,484
                                                         -------     -------    -------     -------   -------      -------

Income as adjusted                                       $31,876     $45,038    $69,821     $69,452   $45,890      $32,340
                                                         =======     =======    =======     =======   =======      =======

Preferred dividend requirements                          $12,821     $12,212    $ 6,092     $ 3,272   $ 4,758      $ 3,105
Ratio of pre-tax income to net income                       1.34        1.56       1.46        1.47      1.57         1.59
                                                         -------     -------    -------     -------   -------      -------
                                                          17,161      19,111      8,895       4,818     7,481        4,944

Total fixed charges per above                             29,199      33,514     14,190      11,007    13,107        4,484

Interest capitalized                                       1,069       1,480      4,905       2,100     1,300        1,400
                                                         -------     -------    -------     -------   -------      -------
Total fixed charges and preferred
  dividends                                              $47,429     $54,105    $27,990     $17,925   $21,888      $10,828
                                                         =======     =======    =======     =======   =======      =======

Ratio of earnings to combined fixed
  charges and preferred dividends                           0.67        0.83       2.49        3.87      2.10         2.99
                                                         =======     =======    =======     =======   =======      =======
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        For the purpose of computing the ratio of earnings to combined fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges and preferred stock dividends. Fixed charges consist of
(i) interest (including capitalized interest, but excluding amortization of amounts previously capitalized) on all indebtedness; (ii) amortization of debt discount and expense; (iii) that portion (one-third) of rental expense which the
Company believes to be representative of interest; and (iv) preferred dividends as adjusted for taxes. The ratio for the year ended December 31, 1990 includes quarterly preference distributions of $.45 per unit to minority interest holders in the predecessor company. The ratio for the year ended December 31, 1991 includes approximately $3 million related to the prepayment in the second quarter of the remaining preference distributions of $1.75 per unit to minority holders in the predecessor company. Preferred dividends for the years ended
December 31, 1991 through December 31, 1994 include quarterly dividends on the
7.25% Cumulative Senior Perpetual Convertible Preferred Stock. In May of 1995,
the Company redeemed the 7.25% Cumulative Senior Perpetual Convertible Preferred
Stock; thus, the ratio for the nine months ended September 30, 1995 includes dividends paid of $1.2 million, a redemption premium of $2.0 million and up-
front costs of $1.8 million related to this redemption. The ratio also includes quarterly dividends on the $2.28 Cumulative Convertible Preferred Stock since
November 1992 and quarterly dividends on the $2.625 Cumulative Convertible
Preferred Stock since February 1994.